EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATIONS
                                       OF
                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                               AURA SYSTEMS, INC.

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)


     AURA  SYSTEMS,  INC.,  a  Delaware  corporation  (the  "Company"),   hereby
certifies that the following resolution was adopted by the Board of Directors of the Company:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the
provisions of the Certificate of Incorporation of the Company, as amended and supplemented (the "Certificate of Incorporation"), there is hereby created, out of the 10,000,000 shares of Preferred Stock, par value $0.005 per share, of the Company authorized and unissued pursuant to Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of the preferred stock consisting of 1,500,000 shares, which series shall have the following powers, designations, preferences and relative, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

     Section 1. Designation of Amount. The 1,500,000 shares of Preferred Stock shall be designated the "Series A Convertible Redeemable Preferred Stock" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 1,500,000.

     Section 2. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

     "Additional Securities" shall have the meaning set forth in Section 3(c).

     "Board of Directors" shall have the meaning set forth in the preamble.

     "Business Day" shall mean a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

     "Certificate of Incorporation" shall have the meaning set forth in the preamble.

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     "Closing  Price"  shall mean with  respect to any  security  on any date of determination (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the New York Stock Exchange on such date, (ii) if such security is not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose.

     "Common Stock" shall mean the Company's common stock, par value $0.005 per share.

     "Common Stock Value" shall mean the arithmetic average of the Current Market Value of the Common Stock for the ten-Trading Day period preceding the related record date for such dividend (appropriately adjusted in such manner as the Board of Directors in good faith deems appropriate to take into account any stock dividend on the Common Stock, or any subdivision, split, combination or reclassification of the Common Stock that occurs).

     "Conversion Date" shall have the meaning set forth in Sections 8(f). "Conversion Price" shall have the meaning set forth in Section 8(c).

     "Converted Common Stock" shall mean shares of Common Stock received upon conversion of Series A Preferred Stock.

     "Current Market Value" of the Common Stock shall mean the average volume-weighted daily closing price of the Common Stock as reported on the OTC Bulletin Board or the closing price on such other SEC-recognized securities exchange or trading system which the Company may from time to time designate upon which the greatest number of shares of the Common Stock is then listed or traded, for the Trading Day in question.

     "Dividend Rate" shall mean 5% per annum. "Dividend Stock Price" shall have the meaning set forth in Section 3(c).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exercise Period" shall have the meaning set forth in Section 6(a).

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     "Initial  Issue Date" shall mean the date that shares of Series A Preferred
Stock are first issued by the Company.

     "Junior   Stock"  shall  have  the  meaning  set  forth  in  Section  3(e).

     "Liquidation  Preference"  shall have the  meaning  set forth in Section 4.

     "Mandatory  Conversion  Date"  shall have the  meaning set forth in Section
8(a).

     "Optional  Redemption  Date"  shall have the  meaning  set forth in Section
5(a).

     "Optional  Redemption  Price"  shall have the  meaning set forth in Section
5(a).

     "Original Issuance Date" shall mean, with respect to any shares of Series A Preferred Stock, the date of issuance of such shares or, if such shares are Additional Securities, the applicable dividend payment date on which the Additional Securities are issued.

     "Parity Stock" shall have the meaning set forth in Section 3(e).

     "Person" shall mean any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

     "Preferred Stock" shall have the meaning set forth in the preamble. "Senior Stock" shall have the meaning set forth in Section 4. "Series A Preferred Stock" shall have the meaning set forth in Section 1.

     "Trading  Day" shall mean a business day on which the  applicable  security
(a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and
(b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

     "Voting Stock" of any Person shall mean the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     Sections. Dividends.

     (a) The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cumulative dividends, accumulating at the Dividend Rate from the Original Issuance Date for such shares through and including the date on which such dividends are paid. The amount of any dividends per share of Series A Preferred Stock for any full quarterly period shall be computed by multiplying the Dividend Rate for such quarterly dividend period by the Liquidation Preference per share and dividing the result by four. Dividends payable on the shares of Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.

     (b) Dividends shall be payable in arrears on the first day of each of March, June, September and December, commencing on September 1, 2003; provided that: (i) if any such payment date is not a Business Day, then such dividend shall be payable on the next Business Day, and (ii) accumulated and unpaid dividends for any prior quarterly period may be paid at any time. Dividends shall accumulate on shares of Series A Preferred Stock from their Original Issuance Date and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they shall appear on the stock register of the Company on such record date, not exceeding 45 days nor less than 10 days preceding any dividend payment date, as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

     (c) On any dividend payment date the Company may elect to pay dividends provided for in Section 3(a) hereof on such Series A Preferred Stock either (i) in cash, out of funds legally available therefor, (ii) through the issuance of shares ("Additional Securities") of Common Stock or (iii) in any combination of the foregoing. The number of Additional Securities that are issued to the holders of the Series A Preferred Stock under this paragraph (c) will be the number obtained by dividing (i) the total dollar amount of cumulative dividends due and payable on the applicable dividend payment date which is to be paid in shares of Common Stock by (ii) an amount equal to 95% of the Common Stock Value; provided, that if any dividend payable in shares of Common Stock would otherwise require the issuance of a fractional share (after aggregating all shares payable to each holder of Series A Preferred Stock), the Company shall not be required to issue a fractional share of Common Stock and, in lieu thereof, shall pay an amount in cash equal to the Common Stock Value multiplied by such fraction; provided further, that if the cash to be paid for such fractional share is an amount less than $1.00, the Company shall not be obligated to pay such amount.

     (d) Holders of shares of the Series A Preferred Stock shall be entitled to full cumulative dividends, as herein provided, on the Series A Preferred Stock and no additional amounts. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

     (e) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series A Preferred Stock ("Parity Stock"), all dividends declared upon shares of Series A Preferred Stock and upon all Parity Stock shall be paid or declared pro rata so that, in all cases, the amount of dividends paid or declared per share on the Series A Preferred Stock and such Parity Stock shall bear to each other the same ratio that unpaid dividends per share, including dividends accumulated or in arrears, if any, on the shares of Series A Preferred Stock and such other shares of Parity Stock, bear to each other. Unless and until full cumulative dividends on the shares of Series A

     Preferred Stock in respect of all past quarterly dividend periods have been paid, and the full amount of dividends on the shares of Series A Preferred Stock in respect of the then current quarterly dividend period shall have been or are contemporaneously declared in full and sums set aside for the payment thereof,
(i) no dividends shall be paid or declared or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to the Series A Preferred Stock as to dividends (together with the Common Stock, "Junior Stock"), other than in shares of, or warrants or rights to acquire. Junior Stock; and (ii) no shares of Junior Stock or Parity Stock shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any of its subsidiaries (except by conversion into or exchange for shares of Junior Stock).

     (f) The terms "accumulated dividends," "accrued dividends," "dividends accumulated," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of Series A Preferred Stock shall be deemed to mean an amount which shall be equal to dividends thereon at the Dividend Rate per share from the date or dates on which such dividends commence to accumulate to the end of the then current quarterly dividend period for such Series A Preferred Stock (or, in the case of redemption, to the date of redemption), whether or not earned or declared and whether or not assets for the Company are legally available therefor, and if full dividends are not declared or paid (whether in cash or in Additional Securities), then such dividends shall cumulate at the Dividend Rate, for each quarterly period during which such dividends remain unpaid, less the amount of all such dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of Preferred Stock.

     (g) Notwithstanding anything to the contrary herein, in the event any conversion, redemption or liquidation occurs as of a date other than on a dividend payment date, the holders of Series A Preferred Stock shall be paid a pro rata dividend equal to the dividend payable for that quarterly dividend period multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last dividend payment date and the denominator of which is the number of days in the quarterly dividend period in which the conversion, redemption or liquidation occurs.

     (h) Immediately prior to authorizing or making any distribution in redemption or liquidation with respect to the Series A Preferred Stock (other than a purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock), the Board of Directors shall, to the extent of any funds legally available therefor, declare a dividend on the Series A Preferred Stock payable on the distribution date in an amount equal to any accumulated and unpaid dividends on the Series A Preferred Stock as of such date.

     Section 4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, after distributions are made to the holders of any class of capital stock ranking senior in right of payment to the Series A Preferred Stock ("Senior Stock"), whether such assets are stated capital or surplus of any nature, an amount on such date equal to $10 per share of Series A Preferred

     Stock (the "Liquidation Preference") plus the amount of any accumulated and unpaid dividends as of such date, calculated pursuant to Section 3 herein above. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of Junior Stock. If upon any such liquidation, dissolution or winding up of the Company the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to shares of Series A Preferred Stock and all other series of Parity Stock, the holders of then outstanding shares of Series A Preferred Stock and of all other series of Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts including accrued and unpaid dividends to which they are entitled. No merger or consolidation of the Company shall be considered a liquidation, dissolution or winding up of the Company for purposes of this Section 4 (unless in connection therewith the liquidation of the Company is specifically approved).

     Section 5. Optional Redemption by the Company.

     (a) On or after March 31, 2004, the Company may redeem, in whole or in part, the Series A Preferred Stock at a redemption price equal to the Liquidation Preference plus the amount of any accumulated and unpaid dividends (the "Optional Redemption Price") as of such date (the "Optional Redemption Date"): provided, that the Company may not exercise such right of redemption unless the Current Market Value of the Company's Common Stock equals or exceeds 120% of the then prevailing Conversion Price for at least 20 Trading Days in any consecutive 30-day trading period ending not more than five Business Days prior to the date notice is given to the holders of Series A Preferred Stock in accordance with Section 5(b) below.

     (b) The  Company  shall  mail to all  holders  of  record  of the  Series A
Preferred Stock to be redeemed a notice, at their respective addresses as the same shall appear on the books of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, specifying the Optional Redemption Date, the Optional Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed;

     provided that the Optional Redemption Date shall be not less than 10 days from the date of such notice. On or after the Optional Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated by the Company, and thereupon the Optional Redemption Price of such shares shall be payable in cash to the order of the Person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

     Section 6. Status of Redeemed Shares. Any shares of Series A Preferred Stock which shall at any time have been redeemed pursuant to Section 5 hereof shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series.

     Section7. Voting Rights.

     (a) Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of Series A Preferred Stock:

          (i) shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

          (ii) shall have such other voting rights as are provided by Delaware law; and

          (iii) shall be entitled to receive notice of any stockholders' meeting in accordance with the Certificate of Incorporation and By-laws of the Company.

     (b) Each share of Series A Preferred Stock shall entitle the holder thereof to cast one vote for each vote that such holder would be entitled to cast had such holder converted its Series A Preferred Stock into shares of Common Stock as of the date immediately prior to the record date for determining the stockholders of the Company eligible to vote on any such matter.

     Section 8. Conversion Rights.

     (a) Mandatory Conversion by the Company. Subject to and upon compliance with the provisions of this Section 8, the Company shall be entitled, on any date ("Mandatory Conversion Date") on or after March 31,2004, to cause the Series A Preferred Stock, in whole or from time to time in part, to be automatically converted into shares of Common Stock; provided, that the Company may not exercise such right of conversion unless the Current Market Value of the Company's Common Stock equals or exceeds 120% of the then prevailing Conversion Price for at least 20 Trading Days in any consecutive 30-day trading period ending the Trading Day prior to the issuance of the press release announcing the mandatory conversion as discussed below. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined by dividing (i) the Liquidation Preference of such Series A Preferred Stock, plus the amount of any accumulated but unpaid dividends as of the Mandatory Conversion Date by (ii) the Conversion Price in effect at the close of business on the Mandatory Conversion Date (determined as provided in this Section 8). m the event of partial conversions of the Series A Preferred Stock pursuant to this Section 8(a), the shares of Series A Preferred Stock to be converted will be determined pro rata or by lot, as determined by the Company; provided, however, that the Company may convert all shares of Series A Preferred Stock held by holders of fewer than 100 shares of Series A Preferred Stock (or by holders that would hold fewer than 100 shares of Series A Preferred Stock following such conversion) prior to the Company's conversion of other shares of Series A Preferred Stock.

     To exercise the  conversion at the option of the Company  discussed in this
Section 8(a), the Company shall issue a press release announcing such conversion prior to the opening of business on the first Trading Day following any date on which the conditions described in this Section 8(a) are met. The Company will give notice of such conversion by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock not more than four business days after the date of the press release announcing the Company's intention to convert the Series A Preferred Stock. Any Mandatory Conversion Date will be a date selected by the Company which shall be not less than thirty (30) nor more than sixty (60) days after the date on which the Company issues such press release. In addition to any information required by applicable law or regulation, notice of a conversion at the Company's option pursuant to this Section 8(a) shall state, as appropriate, (i) the Mandatory Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock, (iii) the number of shares of Series A Preferred Stock to be converted (and, if fewer than all of the shares of Series A Preferred Stock are to be converted the number of shares of Series A Preferred Stock to be converted from such holder), (iv) the place(s) where the shares of Series A Preferred Stock are to be surrendered for delivery of shares of Common Stock and (v) that dividends on the Series A Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

     (b) Optional Conversion by Holders. Subject to and upon compliance with the provisions of this Section 8, the holders of the shares of Series A Preferred Stock shall be entitled, at their option but subject to there being sufficient shares of Common Stock authorized and reserved therefor, at any time prior to the date fixed for redemption of such shares, to convert all or any such shares of Series A Preferred Stock into a number of fully paid and non-assessable shares of Common Stock (calculated as to each conversion to the nearest I/100th of a share). The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be determined by dividing (i) the Liquidation Preference of such Series A Preferred Stock, plus the amount of any accumulated but unpaid dividends as of the Conversion Date by
(ii) the Conversion Price in effect at the close of business on the Conversion Date (determined as provided in this Section 8).

     (c) Conversion Price. The conversion price (the "Conversion Price") shall initially be $0.08 per share of Common Stock, subject to adjustment from time to time in accordance with Section 8(e).

     (d) Fractions of Shares. No fractional share of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock to be issued and which shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional share in an amount equal to the product of such fraction multiplied by the Closing Price of one share of Common Stock on the Conversion Date.

     (e) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

          (i) Dividends. Stock Splits and Combinations. If at any time or from time to time after the Original Issuance Date of the Series A Preferred Stock the Company (a) pays a dividend in shares of Common Stock to holders of Common Stock, (b) makes a distribution in shares of Common Stock to holders of Common Stock, (c) subdivides or splits the outstanding shares of Common Stock, (d) combines or reclassifies the outstanding shares of Common Stock into a smaller number of shares or (e) issues by reclassification of the shares of Common Stock any other shares of capital stock, then the Conversion Price in effect immediately prior to that event or the record date for that event, whichever is earlier, will be adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion will be entitled to receive the number of shares of Common Stock or of other securities which the holder would have owned or would have been entitled to receive after the occurrence of any of the events described above, had those shares of Series A Preferred Stock been surrendered for conversion immediately before the occurrence of that event or the record date for that event, whichever is earlier.

          (ii) Issuance of Rights or Warrants. For purposes of this paragraph and Section 8(e)(iii), "Current Market Price" means the average of the daily Current Market Value of the Company's Common Stock for the five consecutive Trading Days selected by the Board of Directors beginning not more than 20 Trading Days before, and ending not later than the later of
     (a) the date of the applicable event described in this paragraph and (b) the date immediately preceding the record date fixed in connection with that event. If at any time after the Original Issuance Date, the Company issues to all holders of Common Stock rights or warrants expiring within 45 days entitling those holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price, the Conversion Price for the Series A Preferred Stock in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive those rights or warrants will be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the sum of
     (x) the number of shares of Common Stock outstanding at the close of business on that record date and (y) the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at the Current Market Price and the denominator of which is the sum of (x) the number of shares of Common Stock outstanding at the close of business on that record date and (y) the number of additional shares of Common Stock so offered for subscription or purchase. For purposes of this 8(e)(ii), the issuance of rights or warrants to subscribe for or purchase securities convertible into shares of Common Stock will be deemed to be the issuance of rights or warrants to purchase shares of Common Stock into which those securities are convertible at an aggregate offering price equal to the sum of the aggregate offering price of those securities and the minimum aggregate amount, if any, payable upon conversion of those securities into shares of Common Stock. This adjustment will be made successively whenever any such event occurs.

          (iii) Distribution of Indebtedness Securities or Assets. If at any time the Company distributes to all holders of Common Stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets, other than (i) any capital stock, rights or warrants referred to in Sections 8(e)(i) and (ii) above, (ii) a dividend payable exclusively in cash, or (iii) other than as a result of a fundamental change as described in Section 8(e)(v) below, the Conversion Price in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the Current Market Price on that record date less the fair market value, as determined by the Board of Directors, whose determination in good faith will be conclusive, of the portion of those evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price. This adjustment will be made successively whenever any such event occurs.

          (iv) Spin-offs. In respect of a dividend or other distribution to the holders of Common Stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company (a "spin-off), the adjustment to the conversion price under Section 8(e)(iii) will occur at the earlier of (i) 20 Trading Days after the effective date of the spin-off and (ii) the initial public offering of equity securities pertaining to the subsidiary or other business unit to which the spin-off relates, if that initial public offering is effected simultaneously with the spin-off. For purposes of such a spin-off, the "fair market value" of the securities to be distributed to holders of Common Stock means the average of the Current Market Value of those securities for the five consecutive Trading Days selected by the Board of Directors beginning on the first day of trading of those securities after the effectiveness of the spin-off and ending not later than 20 Trading Days after effectiveness of the spin-off. Also, for purposes of a spin-off, the "Current Market Price" of Common Stock means the average of the Current Market Value of Common Stock for the same five consecutive Trading Days in determining the fair market value of the securities being distributed in the spin-off. If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the "fair market value" of the securities being distributed in the spin-off means the initial public offering price of such securities, while the "Current Market Price" of Common Stock means the Current Market Value of our Common Stock on the
     Trading Day on which the initial public offering price of the securities being distributed in the spin-off is determined.

          (v) Fundamental Changes. If a fundamental change occurs, the holder of each share of Series A Preferred Stock outstanding immediately before that fundamental change occurred, will have the right upon any subsequent conversion to receive, but only out of legally available funds, to the extent required by applicable law, the kind and amount of stock, other securities, cash and assets that the holder would have received if that share had been converted immediately prior to the fundamental change. For purposes of this Section 8(e)(v), "fundamental change" means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of our Common Stock are converted into or exchanged for stock, other securities, cash or assets.

          (vi) General. The Company will not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments, each of which will be carried forward until counted toward adjustment, will have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined will be to change the Conversion Price by at least 1%, that change in the Conversion Price will be given effect. In the event that, at any time as a result of the provisions of this section, the holder of Series A Preferred Stock upon subsequent conversion become entitled to receive any shares of capital stock other than Common Stock, the number of those other shares so receivable upon conversion of the Series A Preferred Stock will thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this section.

          There will be no adjustment to the Conversion Price in case of the issuance of any shares of our stock in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this Section 8(e).

          (f) Exercise of Conversion Privilege. In order to exercise the optional conversion privilege discussed in Section 8(b), the holder of any share of Series A Preferred Stock shall surrender the certificate evidencing such share of Series A Preferred Stock, duly endorsed or assigned to the Company in blank, at any office or agency of the Company maintained for such purpose, accompanied by written notice to the Company at such office or agency that the holder elects to convert such Series A Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted. Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date (the "Conversion Date") of surrender of such shares of Series A Preferred Stock for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such shares of Series A Preferred Stock as a holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. As promptly as practicable on or after the Conversion Date, the Company shall issue and shall deliver at any office or agency of the Company maintained for the surrender of Series A Preferred Stock a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 10(d). In the case of any certificate evidencing shares of Series A Preferred Stock which is converted in part only, upon such conversion the Company shall execute and deliver a new certificate evidencing the number of shares of Series A Preferred Stock that are not converted.

          (g) Notice of Adjustment of Conversion Price. Whenever the Conversion Price is adjusted as herein provided, the Company shall:

               (i) prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Company setting forth the adjusted Conversion Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent for the shares of Series A Preferred Stock;

               (ii)  make  a  prompt  public   announcement   stating  that  the
          Conversion Price has been adjusted and setting forth the adjusted Conversion Price; and

               (iii) no later than 45 days after the end of the Company's fiscal quarter period during which the facts requiring such adjustment occurred, mail a notice stating that the Conversion Price has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Price to the holders of record of the outstanding shares of the Series A Preferred Stock.

     (h) Notice of Certain Corporate Action. If at any time while any of the shares of Series A Preferred Stock are outstanding:

               (i)  the  Company   shall   declare  a  dividend  (or  any  other
          distribution) on the Common Stock, excluding any cash dividends, or

               (ii) the Company shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants, or

               (iii) the Company shall authorize any reclassification of the Common Stock (other than a subdivision, split or combination thereof) or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required (except for a merger of the Company into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Company to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Company other than changes resulting from differences in the corporate statutes of the state the Company was then domiciled in and the new state of domicile), or of the sale or transfer of all or substantially all the assets of the Company (except to one or more wholly owned subsidiaries);

          then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series A Preferred Stock, and shall cause to be mailed to the holders of shares of Series A Preferred Stock at their last addresses as they shall appear on the stock register, at least 10 business days before the date specified in clause (A) or (B) below (or the earlier of such specified dates, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, or issuance of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or issuance of rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by this Section 10(h) or any defect therein shall not affect the legality or validity of any such dividend, distribution, issuance of any right or warrant or other action.

               (i) Company to Reserve Common Stock. From and at all times after such time, if any, as there has been a sufficient increase in the number of authorized shares or a sufficient decrease in the number of outstanding shares of Common Stock to enable the Company to issue Common Stock upon conversion of all of the Series A Preferred Stock, Company shall reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action that would cause an adjustment reducing the conversion price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Preferred Stock, the Company will take any corporate action that, in the opinion of its counsel, is necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted conversion price.

               (j) Taxes on Conversions. The Company will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series A Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.



                                            (intentionally left blank)

               IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by Neal F. Meehan, it's Chief Executive Officer, and attested by Michael I. Froch, its Secretary, this 25th day of March , 2003.





                             By: /s/ Neal F. Meehan
                             ______________________

                             Name: Neal F. Meehan
                             Title: Chairman & Chief Executive Officer



Attested:

By: /s/ Michael I. Froch
   _____________________
   Name: Michael I. Froch
   Title:   Secretary